Exhibit 99.1

CervoMed to Appoint William Elder as Chief Financial Officer

Boston – May 20, 2024 – CervoMed Inc. (NASDAQ: CRVO), a clinical stage company focused on developing treatments for age-related neurologic disorders, today announced the appointment of William (Bill) Elder as Chief Financial Officer, effective June 1, 2024. Mr. Elder will continue to serve as General Counsel and Corporate Secretary. He will succeed William Tanner who has served as Chief Financial Officer to CervoMed and its predecessor, EIP Pharma, since September 2022. Mr. Tanner will continue as a consultant to CervoMed following the transition.

“Bill’s deep biopharmaceutical and financial expertise and strong track record of enhancing operational capabilities makes him an ideal fit for CervoMed at this critical inflection point,” said John Alam, MD, Chief Executive Officer of CervoMed. “I would also like to extend my gratitude to William Tanner who was instrumental in CervoMed’s successful NASDAQ listing and in bolstering our financial resources through our recent financing. We believe we are now well positioned for a year of clinical and operational success, with enrollment completion for the RewinD-LB Phase 2b clinical trial expected during the second quarter of this year, followed by topline efficacy results expected in the fourth quarter of 2024. We look forward to leveraging Bill’s strategic leadership across key business functions to build upon our strong financial platform and deliver on the promise of neflamapimod as a highly differentiated, potential first-to-market treatment option for patients with DLB.”

Mr. Elder added, “I am honored to serve as CFO during this exciting time in CervoMed’s growth trajectory. I look forward to contributing to CervoMed’s continued success and working closely with the entire team to reach our goal of delivering long-term value for shareholders and ultimately improving the lives of our patients.”

Mr. Elder has served as the Company’s General Counsel and Corporate Secretary since September 2020 and as the Company’s Acting Principal Financial Officer since March 2024. Mr. Elder also previously served as Principal Financial Officer of Diffusion Pharmaceuticals Inc. (“Diffusion”) from June 2023 to August 2023 and as a part-time consultant to Diffusion from July 2020 to September 2020. Previously, Mr. Elder spent eight years as a corporate and securities associate for Dechert LLP, an international law firm, where Mr. Elder’s practice focused primarily on counseling public companies on securities laws and regulatory requirements, corporate governance matters, and financial transactions in the equity and debt markets. Prior to his time at Dechert LLP, Mr. Elder served as an analyst for Creative Financial Group, a full service financial advisory and planning firm focused on advising high net worth individuals. He received his J.D. from the University of Pennsylvania Law School, an M.S. in finance from Villanova University, and a B.A. in economics from Tufts University.

About CervoMed

CervoMed Inc. (the “Company”) is a clinical-stage company focused on developing treatments for age-related neurologic disorders. The Company is currently developing neflamapimod, an investigational, orally administered small molecule brain penetrant that inhibits p38MAP kinase alpha. Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that causes disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b study in patients with DLB.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to, the therapeutic potential of neflamapimod and the anticipated timing and achievement of clinical and development milestones, including the completion and achievement of primary endpoints of the Company’s Phase 2b clinical trial. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or other words that convey uncertainty of future events or outcomes may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources and the availability of additional funds on acceptable terms; the results of the Company’s clinical trials; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the U.S. Food and Drug Administration; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (SEC) on March 29, 2024, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579